                                                                 EXHIBIT (a)(1)


[FIRST UNION LOGO]


                                 June 10, 1999


TA Associates
High Street Tower
Suite 2500
125 High Street
Boston, Massachusetts 02110
Attention: David S.B. Lang

Physicians' Specialty Corp.
1150 Lake Hearn Drive, Suite 640
Atlanta, Georgia 30342
Attention: Ramie A. Tritt, M.D.


Ladies and Gentlemen:

     Physicians' Specialty Corp. (the "Company") and TA Associates ("TA Associates") have informed First Union National Bank ("First Union") and First Union Capital Markets Corp. (the "Arranger") that they intend to finance a portion of the purchase price of the leveraged buyout of existing shareholders of the Company by certain executive officers affiliated with the Company and TA Associates (the "Acquisition"). The Company and TA Associates have further informed First Union and the Arranger that, in order to refinance certain of its existing debt and effect the Acquisition, to pay fees and expenses in connection therewith and to provide for the working capital and general corporate requirements of the Company and its subsidiaries, the Company desires to enter into a revolving credit facility in the principal amount of $60,000,000 (the "Facility"). The Company and TA Associates have requested that First Union commit to provide the entire principal amount of the Facility and that the Arranger agree to structure, arrange and syndicate the Facility.

     First Union is pleased to confirm its commitment to provide the Facility to the Company, based upon and subject to the foregoing and subject to the terms and conditions set forth below and in the summary of terms and conditions (the "Term Sheet") attached hereto. The definitive credit documents will contain any additional relevant provisions contained in the documentation

Physician's Specialty Corp.
June 10, 1999
Page 2
----------------------------

for the subordinated debt incurred by the Company at the closing to the extent not included in the Term Sheet, including any fixed charge coverage ratio requirements. First Union's commitment hereunder and the Arranger's agreement to provide the services described herein are subject to (i) the Company's written acceptance of a letter from First Union and the Arranger to the Company of even date herewith (the "Fee Letter") pursuant to which the Company agrees to pay to First Union and the Arranger certain fees in connection with the Facility as more particularly set forth therein, (ii) First Union's satisfaction that, prior to and during the syndication of the Facility, there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Company or any of its subsidiaries being offered, placed or arranged, and (iii) the satisfaction of all conditions described herein, in the Term Sheet and in the definitive credit documentation for the Facility, which documentation shall be the Agent's customary documentation for transactions such as the Acquisition. The terms and conditions of First Union's commitment hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet, and any matters that are not covered by the provisions hereof and thereof shall be subject to the mutual agreement of First Union, the Company and TA Associates.

     It is understood and agreed that First Union shall be entitled, pre-closing or post-closing (if post-closing for a period to be determined as set forth below), after consultation with the Company and TA Associates, to change the applicable margin that applies to interest rates by no more than 75 basis points, and/or the structure of the facility (with the ability to convert a portion of the Revolver to a term loan; provided that any such changed structure would contemplate an amortization schedule to be agreed upon between First Union, TA Associates and the Company, with such amortization schedule to address the business issues of TA Associates and the Company, including de minimis amortization in the first two years, and the marketability/syndication issues of First Union), if the Agent determines that such changes are advisable to ensure a successful syndication of the facility, provided that the total principal amount of the facility remains unchanged; and provided further that the terms of this paragraph will remain in full force and effect through a period ending 90 days after the initial funding of the facility. The commitment of First Union hereunder is subject to the agreements of the Company and TA Associates set forth in this paragraph.

     It is agreed that (a) First Union will act as the administrative agent and as the syndication agent for the Facility, and (b) the Arranger will act as the arranger for the Facility, and that each will perform the duties and exercise the authority customarily associated with such roles. It is further agreed that no additional agents, co-agents or arrangers will be appointed and no lender will receive compensation outside the terms contained herein (including the Term Sheet) and in the Fee Letter in order to obtain its commitment to participate in the Facility, in each case unless the Company, TA Associates and First Union so agree. Notwithstanding the foregoing, First Union and the Arranger each reserves the right to allocate (in whole or in part) to any of its affiliates any fees payable to it in such manner as it and its affiliates may agree in their sole discretion.

Physician's Specialty Corp.
June 10, 1999
Page 3
---------------------------

     First Union reserves the right, prior to or after the execution of definitive documentation with respect to the Facility, and as part of any syndication thereof or otherwise, to assign part of its commitment hereunder, in accordance with the Term Sheet, to one or more financial institutions (together with First Union, the "Lenders") acceptable to the Agent, the Arranger, the Company and TA Associates that will become lenders under the Facility and be party to such definitive documentation. The approval of the Company and TA Associates will not be unreasonably withheld or delayed. Upon the acceptance of the commitment of any such new Lender to provide a portion of the Facility, First Union shall be released from a corresponding portion of its commitment hereunder. The Company and TA Associates understand that the Arranger intends to commence its syndication efforts promptly and agree actively to assist First Union and the Arranger in achieving a timely syndication that is mutually satisfactory to First Union, the Arranger and the Company and TA Associates. The syndication will be accomplished by a variety of means, including direct contact during the syndication between senior management of the Company, TA Associates, First Union, the Arranger and their respective affiliates and advisors. The Company and TA Associates agree that First Union and the Arranger may share with any of their respective affiliates and advisors any information related to the Company and TA Associates and the Acquisition, Facility or any other matter contemplated hereby, on a confidential basis.

     It is understood and agreed that the Arranger will manage, in consultation with the Company and TA Associates, all aspects of the syndication, including but not limited to decisions as to the selection of institutions to be approached, when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Arranger in its syndication efforts, the Company and TA Associates agree (i) promptly to prepare and provide to the Arranger and First Union all information reasonably requested by them with respect to the Company and the Acquisition and the Facility, including all financial information and projections (the "Projections"), as the Arranger and First Union may reasonably request in connection with the arrangement and syndication of the Facility,
(ii) to assist, and to cause its affiliates and advisors to assist, the Arranger in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication, and (iii) to make appropriate officers and representatives of TA Associates and the Company and its subsidiaries available to participate in information meetings for the potential Lenders at such times and places as the Arranger may reasonably request on reasonable notice. First Union's commitment as set forth herein and the Arranger's agreement to provide the services described herein are subject to the condition that (a) all information (other than the Projections) concerning TA Associates and the Company and its subsidiaries and the Acquisition and the Facility (the "Information") that has been or will be made available to the Arranger or First Union by the Company or TA Associates or any of their respective representatives is, or will be when furnished, complete and correct in all material respects and does not, or will not when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) the Projections that have been

Physician's Specialty Corp.
June 10, 1999
Page 4
___________________________


or will be made available to the Arranger or First Union by the Company and/or TA Associates or any of their respective authorized representatives have been or will be prepared in good faith based upon reasonable assumptions.

     The Company and TA Associates also agree that First Union and it affiliates will be afforded an opportunity to offer proposals to provide (a) any interest rate caps, currency swaps and other hedging transactions to be entered into by the Company or its affiliates and (b) cash management, funds transfer, trade, corporate trust and securities services to be obtained by the Company or its affiliates. In addition, the Company and TA Associates agree that First Union and its affiliates will be afforded the opportunity to compete to act as placement agent or underwriter for any subordinated financing pursuant to a registered offering to be undertaken by the Company of its affiliates.

     TA Associates agrees to reimburse First Union and the Arranger on demand for all of their reasonable fees and expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, execution and delivery of this Commitment Letter, the Term Sheet and the Fee Letter, the definitive credit documentation for the Facility, the syndication of the Facility, and all of the other transactions described herein, if the Facility is not closed and the Company agrees to be responsible for such fees and expenses, in accordance with the terms and conditions of the definitive credit agreement, if the Facility is closed. The Company also agrees to indemnify and hold harmless First union, the Arranger and each other Lender and their respective affiliates, directors, officers, employees and agents (collectively, the "Indemnified Parties") from and against any and all actions, suits, losses, claims, damages and liabilities of any kind of nature, joint or several, to which such Indemnified Parties may become subject, related to or arising out of any of the transactions contemplated herein, including without limitation the execution and delivery of this Commitment Letter, the execution and delivery of definitive credit documentation for the Facility, the syndication and closing of the Facility and the use of proceeds thereunder, and the closing of the Acquisition, and to reimburse the Indemnified Parties for all out-of-pocket expenses (including reasonable attorneys' fees and expenses) on demand as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom; provided, however that no Indemnified Party shall have any right to indemnification for any of the foregoing to the extent determined to have resulted primarily from its own gross negligence or willful misconduct. This Commitment Letter is address solely to the Company and TA Associates, and neither First Union or the Arranger, on the one hand, nor the Company, on the other hand, shall be liable to the other or any other person for any indirect or consequential damages that may be alleged as a result of this Commitment Letter or any of the transactions referred to herein. In the event that the closing of the Facility fails to occur for any reason, the provisions of this paragraph shall survive any termination of this Commitment Letter or the commitment of First union set forth herein.

     Until such time as they have accepted this Commitment Letter in writing as provided below, neither the Company nor TA Associates is authorized to show or circulate this

Physician's Specialty Corp.
June 10, 1999
Page 5
___________________________


Commitment Letter or the Term Sheet to any other person or entity (other than its directors, officers, financial advisors and legal counsel in connection with its evaluation hereof, provided that each of such persons shall also be bound by the confidentiality provisions hereof), except as may be required by law, NASDAQ requirements or applicable judicial process.

     First Union shall have the right to review and approve any public announcement or public filing made after the date hereof relating to the Facility or to First Union before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed). The Company and TA Associates agree and consent to First Union's disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.

     This Commitment Letter, the commitment of First Union set forth herein and the agreement of the Arranger to provide the services set forth herein shall, in the event this Commitment Letter is accepted by the Company and TA Associates as provided in the last paragraph hereof, automatically expire at the earliest to occur of the following: (i) First Union discovering or becoming aware of any information not previously disclosed to it that it believes to be materially inconsistent with the information provided to it by or on behalf of TA Associates or the Company prior to the date hereof, of the business, properties, operations, condition (financial or otherwise) of the Company and its subsidiaries, (ii) the occurrence of a material adverse change in the business, properties, operations, condition (financial or otherwise) of the Company and its subsidiaries or the occurrence of a material adverse effect with respect to the consummation of the Acquisition, (iii) consummation of the Acquisition, (iv) termination of the definitive merger agreement with regard to the Acquisition, and (v) 5:00 p.m. on November 30, 1999, if the initial borrowing under the Facility shall not have occurred by such time.

     This Commitment Letter and the Fee Letter shall be governed by and construed in accordance with the internal laws of the State of North Carolina, and together constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede any previous agreement, written or oral, between the parties with respect to the subject matter hereof and thereof. This Commitment Letter shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto, but shall not be assigned in whole or in part by TA Associates or the Company without the prior written consent of First Union and the Arranger. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits on, or create any rights in favor of, any other person or entity. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.

Physician's Specialty Corp.
June 10, 1999
Page 6
------------------------------


     If the Company and TA Associates are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to First Union, together with an executed counterpart of the Fee Letter and any payment of fees required under the Fee Letter to be delivered concurrently therewith, by no later than 5:00 p.m. on June 14, 1999. This Commitment Letter, the commitment of First Union set forth herein and the agreement of the Arranger to provide the services set forth herein shall automatically terminate at such time unless signed counterparts of this letter and the Fee Letter together with any such payment shall have been delivered to First Union in accordance with the terms of the immediately preceding sentence.

                                        Sincerely,

                                        FIRST UNION NATIONAL BANK



                                        By:     /s/
                                               ---------------------------------

                                        Title:  Senior Vice President
                                               ---------------------------------


                                        FIRST UNION CAPITAL MARKETS CORP.



                                        By:     /s/
                                               ---------------------------------

                                        Title:  Managing Director
                                               ---------------------------------

Agreed to and accepted as of
the date first above written:

PHYSICIANS' SPECIALTY CORP.


By:     /s/ Gerald R. Benjamin
       ---------------------------------

Title: Vice Chairman & Secretary
       ---------------------------------


TA ASSOCIATES


By:     /s/ David Lang
       ---------------------------------

Title:  Vice President
       ---------------------------------

PHYSICIANS' SPECIALTY CORP.                                         CONFIDENTIAL
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                        SUMMARY OF TERMS AND CONDITIONS
              $60,000,000 SENIOR SECURED REVOLVING CREDIT FACILITY
                                PROJECT SOUNDER
                                 JUNE 10, 1999


BORROWER:           Physicians' Specialty Corp., a corporation organized under the laws of the state of Delaware (the "Borrower").

FACILITY:           $60,000,000 5-year Senior Secured Revolving Credit Facility
                    (the "Revolver").

                    A portion of the Revolver, in an amount to be determined, will be available for use by the Borrower for the issuance of letters of credit. Letters of credit may be issued with maturities of up to one year, renewable annually thereafter, and in any event shall not extend beyond the maturity date.

AGENT:              First Union National Bank ("First Union" or the "Agent").
                    First Union will be the issuing bank for all letters of credit.

ARRANGER:           First Union Capital Markets Corp.

LENDERS: First Union and a syndicate of financial institutions (the "Lenders") acceptable to the Agent, the Arranger, the Borrower and TA Associates ("TA Associates"); provided that the approval of the Borrower and TA Associates shall be in good faith and not unreasonably withheld or delayed.

AVAILABILITY:       Loans under the Revolver will be available at any time prior to maturity, subject to reduction by the aggregate amount of outstanding or unreimbursed letters of credit.

MATURITY DATE:      5th anniversary of the closing date.

USE OF PROCEEDS:    The proceeds of the Revolver shall be used solely (i) to
                    finance a portion of the purchase price of the leveraged buyout by certain executive officers of the Borrower and TA Associates from the existing shareholders (the
                    "Acquisition"), (ii) to refinance certain existing debt,
                    (iii) to pay certain transaction fees and expenses in connection with the Revolver and the Acquisition, and other fees related to the Acquisition (as contemplated by the sources and uses (agreed upon by the Borrower, TA Associates and the Agent) previously received by the Agent), each in amounts reasonably acceptable to the Agent, (iv) to provide for the working capital and general corporate requirements of the Borrower and its subsidiaries; and (v) to provide for Permitted Acquisitions (as hereafter defined).

AMORTIZATION:       None. All outstanding principal of the Revolver will be due and payable on the maturity date.

GUARANTIES:         The Revolver will be unconditionally guaranteed by all
                    direct and indirect subsidiaries of the Borrower, whether existing at closing or thereafter organized or acquired.

COLLATERAL:         The Revolver will be secured by a first priority perfected lien (subject to certain permitted liens to be agreed upon by the Agent and the Borrower) on and security interest in
                    (a) 100% of the capital stock of each direct and indirect subsidiary of the Borrower, whether existing at closing or thereafter organized or acquired, and (b) all of the assets
                    (including, without limitation, accounts receivable, management service


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FIRST UNION CAPITAL MARKETS CORP.                                         PAGE 1

PHYSICIANS' SPECIALTY CORP.                                         CONFIDENTIAL
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                              agreements, inventory, equipment, intellectual
                              property and other general intangibles, and real property) of the Borrower and its direct and indirect subsidiaries, whether existing at closing or thereafter organized or acquired.

BORROWING OPTIONS:            At the Borrower's option, loans under the
                              Revolver shall bear interest at (i) the Agent's
                              Base Rate ("Base Rate") from time to time in effect plus the Base Rate Margin in effect at such time or (ii) the applicable LIBOR plus the LIBOR Margin in effect at such time, each such Margin to be determined from time to time in accordance with the pricing grid set forth in EXHIBIT A.

                              The Base Rate is the higher of (i) the Agent's prime commercial lending rate as announced from time to time or (ii) the federal funds rate plus 0.5% per annum. LIBOR is the London Interbank Offered Rate for corresponding deposits of U.S. Dollars for interest periods of one, two or three months, subject to availability, as selected by the Borrower and as quoted to the Agent.

                              Interest on Base Rate loans shall be payable quarterly in arrears. Interest on LIBOR loans shall be payable at the end of each applicable interest period or at three-month intervals, if earlier. Interest shall be calculated on an actual/360-day basis for LIBOR loans and an actual/365/366-day basis for Base Rate loans.

                              During an event of default (taking into account any applicable grace or cure periods) under the Revolver, all outstanding principal, accrued interest and other amounts shall accrue interest at a rate per annum of 2% in excess of the highest Applicable Margin, and such interest shall be payable on demand. The definitive credit documents shall include the Agent's standard protective provisions for such matters as increased costs, funding losses, illegality and withholding taxes.

COMMITMENT FEE:               A per annum rate, as determined in accordance
                              with the pricing grid set forth in EXHIBIT A, on the aggregate unutilized portion of the Revolver, payable quarterly in arrears to the Agent for the ratable benefit of the Lenders, calculated on an actual/360-day basis and commencing on the execution date of the definitive credit agreement for the Revolver.

LETTER OF CREDIT FEE:         A per annum rate equal to the applicable LIBOR
                              Margin in effect from time to time (as determined in accordance with the pricing grid set forth in EXHIBIT A) on the average daily stated amount of all letters of credit, payable quarterly in arrears to the Agent for the ratable benefit of the Lenders and calculated on an actual/360-day basis. In addition, the Borrower will pay a facing fee with respect to each letter of credit in an amount equal to 0.125% of the average daily stated amount thereof, payable quarterly in arrears to First Union for its own account as issuer of letters of credit and calculated on an actual/360-day basis.

MANDATORY PREPAYMENTS/
COMMITMENT REDUCTIONS:        The Borrower will be required to prepay amounts
                              outstanding under the Revolver, without premium or penalty (subject to payment of any funding losses resulting from prepayment of LIBOR loans other than on the last day of the applicable interest period) as follows: (i) 100% of the net cash proceeds from the sale or disposition of assets outside the ordinary course of business
                              (to the extent permitted pursuant to the definitive credit agreement), including insurance proceeds, to the extent such proceeds are not applied within 180 days, after receipt thereof, toward the repair of damaged equipment or the replacement of the assets disposed of with similar assets (ii) 100% of the net cash proceeds of any issuance or sale of debt securities
                              (excluding debt issued in connection with the Acquisition, approved seller debt in


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FIRST UNION CAPITAL MARKETS CORP.                                         PAGE 2

PHYSICIANS' SPECIALTY CORP.                                         CONFIDENTIAL
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                         connection with Permitted Acquisitions and certain
                         other exceptions to be agreed upon), and (iii) 100% of the net cash proceeds of any issuance or sale of equity securities (excluding equity issued in connection with the Acquisition, ordinary course stock options, equity invested for the purpose of consummating an acquisition or issued in connection with an acquisition and additional equity investments in the Borrower by TA Associates), subject to limited exceptions to be agreed upon. Such proceeds shall be applied to outstanding amounts under the Revolver, with a corresponding permanent pro rata reduction of the Revolver commitments.

VOLUNTARY PREPAYMENTS/
COMMITMENT REDUCTIONS:   The Borrower may prepay amounts outstanding under the
                         Revolver at any time, without premium or penalty
                         (subject to advance notice provisions and minimum repayment amounts to be agreed upon, and subject to payment of any funding losses resulting from prepayment of LIBOR loans other than on the last day of the applicable interest period). Additionally, the Borrower may, at its option upon five business days' notice to the Agent, reduce the aggregate unutilized commitments under the Revolver in part (in principal amounts of at least $2,000,000 or an integral multiple thereof) or in whole. Any such reductions shall be applied to the Revolver commitments pro rata.

CONDITIONS PRECEDENT
TO BORROWING:            The initial funding of the Revolver will be subject to
                         the satisfaction of conditions precedent consistent with those customarily found in similar financings and such additional conditions reasonably deemed appropriate by the Agent in the context of the Revolver, including without limitation the following:

                         (1) The definitive credit agreement and all other documentation for the Revolver and the Acquisition, including all collateral documentation, shall be in a form consistent with those customarily found in similar financing by the Agent and reasonably satisfactory in form and substance to the Agent and the Lenders;

                         (2) All legal, tax and accounting relating to the Acquisition or to the Borrower and its subsidiaries after giving effect thereto shall be reasonably satisfactory in all respects to the Agent;

                         (3) All governmental and third party consents and approvals necessary in connection with the consummation of the Revolver, the Acquisition and the other transactions contemplated thereby shall have been obtained and remain in effect and shall be satisfactory in all respects to the Agent;

                         (4) All filings, recordations and other actions necessary or in the Agent's opinion desirable to perfect the Agent's liens and security interests in the collateral securing the Revolver shall have been made or taken, or arrangements satisfactory to the Agent for the completion thereof shall have been made; and the Agent shall have received the results of lien searches with respect to the Borrower and its subsidiaries in jurisdictions selected by it and shall be satisfied with the results thereof;

                         (5) Prior to or substantially concurrently with the initial funding of the Revolver, (i) the Acquisition shall have been consummated in accordance with applicable laws, and the terms of the definitive documentation therefor, without any material amendment or waiver thereof except as approved by the Agent, and (ii) any existing indebtedness of the Borrower or any of its subsidiaries shall have been satisfied in full and all liens and guarantees in


________________________________________________________________________________
FIRST UNION CAPITAL MARKETS CORP.                                         PAGE 3

PHYSICIANS' SPECIALTY CORP.                                         CONFIDENTIAL
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                              connection therewith shall have been released
                              (subject to certain agreed upon exceptions including approved existing seller debt) and the Agent shall have received satisfactory evidence thereof;

                         (6) The Agent shall have received an opening pro forma balance sheet of the Borrower and its subsidiaries as of a recent date giving effect to the consummation of the Acquisition, the Revolver and the other transactions contemplated thereby, together with projected financial statements of the Borrower and its subsidiaries (consisting of balance sheets and statements of income and cash flows) prepared on an annual basis through December 31, 2003, all of which shall be in form and substance satisfactory to the Agent;

                         (7)  The Agent shall have received evidence
                              satisfactory to it that the Borrower is in compliance with all financial covenants on a pro forma basis as of a recent date after giving effect to the Acquisition and the initial borrowing under the Revolver;

                         (8) There shall not have occurred (i) any material adverse change in the condition (financial or otherwise), operations, properties or business of the Borrower or its subsidiaries, or (ii) any event, condition or state of facts that could reasonably be expected to have such a material adverse change;

                         (9) Prior to or substantially concurrently with the initial funding of the Facility, the Borrower shall have received (a) cash proceeds of approximately $32,000,000 from the issuance of equity securities to TA Associates, on terms and conditions satisfactory to the Agent and (b) cash proceeds of not less than $15,000,000 from the issuance of subordinated debt (the "Subordinated Debt") in favor of Allied Capital on terms and conditions satisfactory to the Agent, including, without limitation, subordination terms and representations, warranties, covenants and defaults, conforming to and less restrictive than the Credit Agreement;

                         (10) There shall not be any material pending or
                              threatened litigation, proceeding, bankruptcy or insolvency, injunction, order or claim with respect to the Borrower or its subsidiaries or the transactions contemplated by the Revolver or the Acquisition;

                         (11) There shall not have occurred any material
                              disruption or material adverse change in, or other condition with respect to, the United States financial and capital markets that could reasonably be expected to have a material adverse effect on the syndication of the Revolver;

                         (12) The representations and warranties of the Borrower
                              contained in the definitive credit documentation shall be true and correct as of the date of initial funding as if made on such date, and no default or event of default thereunder shall have occurred and be continuing;

                         (13) The Borrower shall have paid all fees and expenses
                              of the Agent and the Lenders required to have been paid as a condition to the initial funding of the Revolver; and

                         (14) The Agent and the Lenders shall have received such
                              other documents, agreements and opinions
                              (including but not limited to legal opinions of counsel to the Borrower and reliance letters with respect to the legal opinions

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FIRST UNION CAPITAL MARKETS CORP.                                         PAGE 4

PHYSICIANS' SPECIALTY CORP.                                       CONFIDENTIAL
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                                  of counsel to the Seller delivered pursuant to
                                  the Acquisition) in connection with the
                                  Revolver, all satisfactory in form and
                                  substance, as the Agent or any Lender may reasonably request.


REPRESENTATIONS AND
WARRANTIES:                 The definitive credit documentation will contain
                            representations and warranties consistent with those customarily found in similar financings and such additional representations and warranties that the Agent believes in good faith are appropriate and consistent with prudent banking practices in the context of the Revolver (in each case to be negotiated by the Agent, the Lenders and the Borrower), including without limitation representations and warranties regarding corporate organization and power, absence of violation of organizational documents, other agreements and applicable laws, absence of material litigation, obtaining of government approvals, subsidiaries, payment of taxes, authorization and enforceability of the credit document, full disclosure, margin regulations, ERISA matters, solvency (based on bankruptcy tests -- this in not a requirement for a third-party solvency opinion), accuracy of financial statements, absence of material adverse change, title to and sufficiency of assets, real estate, governmental permits and licenses, insurance, compliance with laws, environmental matters, validity and perfection of security interests, year
                            2000 compliance, third-party reimbursement, fraud and abuse and other healthcare related matters
                            (including matters such as the management service agreements, corporate practice of medicine and Medicare and Medicaid matters) and material contracts.

COVENANTS:                  The definitive credit documentation will contain
                            affirmative, negative and financial covenants consistent with those customarily found in similar financings and such additional covenants that the Agent and the Lenders believe in good faith are appropriate and consistent with prudent banking practices in the context of the Revolver, including without limitation, delivery of quarterly unaudited consolidated and consolidating financial statements within 45 days following each quarter-end and annual audited consolidated and unaudited consolidating financial statements within 90 days following each year-end, together with financial covenant compliance certificates; annual delivery of operating budget and cash flow projections for the next fiscal year, prepared on a quarterly basis;
                            delivery of regulatory reports, management letters, public filings, reports to stockholders and other specified business; maintenance of corporate existence, franchises and properties; compliance with laws; payment of taxes and other obligations;
                            maintenance of insurance, books and records; year
                            2000 compliance; restrictions on consolidation, merger, sale or disposition of assets (other than permitted dispositions to the extent reinvested in replacement assets) and sale-leaseback transactions;
                            restrictions on liens (subject to agreed upon permitted liens); restrictions on Indebtedness, including guarantees (subject to certain customary exceptions and for incremental debt in amounts to be determined, including up to $15,000,000 of subordinated debt due to Allied Capital as contemplated by the sources and uses delivered by the Borrower to the Agent, subordinated on terms and conditions agreed upon by the Agent, the Borrower and Allied Capital, permitted subordinated seller notes in connection with Permitted Acquisitions, and including up to $1,000,000 of other unsecured debt);
                            restrictions on joint ventures (with a basket for exceptions to be determined); restrictions on new subsidiaries; restrictions on investments;
                            restrictions on dividends, redemptions,
                            distributions and other restricted payments;
                            restrictions on transactions with affiliates;
                            restrictions on changes in lines of business; and restrictions on amendments to certain agreements, other negative pledges, burdensome covenants in other contracts, changes in accounting policies and changes in fiscal year.


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FIRST UNION CAPITAL MARKETS CORP.                                       PAGE 5
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PHYSICIANS' SPECIALTY CORP.                                         CONFIDENTIAL
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PERMITTED
ACQUISITIONS:       (A)  Acquisitions will be limited to similar lines of
                         business.

                    (B) All acquisitions (whether or not financed under the Revolver) will require the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld; provided, that (i) such prior consent of the Required Lenders will not be required in the case of individual acquisitions which involve an aggregate amount of Consideration (defined to include cash, indebtedness assumed or incurred, seller notes, earnout amounts and equity paid during the life of the Revolver) of $3,000,000 or less; and further provided, that (ii) clause (i) above is subject to the requirement that all acquisitions during any fiscal year of the Borrower will require the Required Lenders' prior written consent when the aggregate Consideration paid by Borrower for acquisitions during that fiscal year, after giving effect to the acquisition at hand, exceeds $20,000,000.

                    (C) No acquisition shall be consummated if any Event of Default exists before or after giving effect thereto.

                    (D) The Agent reserves the right to conduct an on-site visit of each acquisition, before or after such acquisition is consummated.

                    (E) In the case of acquisitions for which the Required Lenders' prior consent is required, Borrower shall deliver to Agent and each Lender satisfactory information on each acquisition, which shall include
                         (i) a description of the terms of the acquisition (including purchase price and method and structure of payment), (ii) a description of the entity or entities to be acquired, (iii) tax returns and/or historical financial statements of the entity or entities to be acquired for the most recent two fiscal years, to the extent available, and for any interim period since the most recent fiscal year-end, (iv) projected statements of income for the acquired entity or entities for a two-year period (including a summary of assumptions or pro forma adjustments) and (v) a certificate of confirmation (a) of Borrower's compliance with the financial covenants at the most recent calculation period and demonstrating pro forma covenant compliance, in each case after giving effect to the pro forma consolidation of such acquisition with the Borrower and its Subsidiaries, supported by detailed calculations, and (b) that no Event of Default exists before or after giving effect to such acquisition and giving effect to the annual delivery of operating budgeted cash flow projections prepared on a quarterly basis for the next fiscal year.

                    (F) In the case of acquisitions for which Required Lenders' prior consent is not required, Borrower shall deliver to Agent, prior to the closing of any such acquisition, the items of information listed above under clause E(i), E(ii), and E(v).

                    (G) At or prior to the closing of any acquisition, the Borrower shall deliver such guarantees, certificates, opinions and collateral documentation as may be requested by the Agent to perfect security interests in all assets acquired, subject to Permitted Liens.

FINANCIAL
COVENANTS:          Financial covenants, with definitions of financial terms,
                    levels and other terms to be agreed upon by the Borrower and the Agent, determined on a consolidated basis for the Borrower and its subsidiaries, and to include, at a minimum, the following:

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FIRST UNION CAPITAL MARKETS CORP.                                         PAGE 6
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PHYSICIANS' SPECIALTY CORP.                                         CONFIDENTIAL
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                    (a) Maximum Senior Leverage Ratio (Senior Debt to Adjusted
                        EBITDA): 3.0 to 1.0 from closing through 9/30/00; and
                        2.75 to 1.0 thereafter.

                    (b) Maximum Total Leverage Ratio (Total Debt to Adjusted
                        EBITDA): 4.25 to 1.0 from the closing through 9/30/00; and 4.00 to 1.0 thereafter through 12/31/01; and 3.75 to 1.0 thereafter.

                    (c) Minimum Interest Coverage Ratio: 2.5 to 1.0.

                        "Adjusted EBITDA" shall mean consolidated EBITDA for the borrower and its Subsidiaries for the preceding fiscal quarter, multiplied by four (4), plus predetermined EBITDA in connection with acquisitions occurring in such quarter in amounts to be determined.

EVENTS OF DEFAULT:  The definitive credit documentation will contain events of default consistent with those customarily found in similar financings and such additional events of default that the agent believes in good faith are appropriate and consistent with prudent banking practices in the context of the Revolver (in each case to be negotiated by the Agent, the Lenders and the Borrower), including without limitation, failure to pay any principal, interest or fees when due; breach of covenants (with customary grace periods for certain affirmative covenants); material incorrectness when made of any representation or warranty; payment or other default under other material indebtedness; bankruptcy or insolvency; judgment or ERISA liens; actual or asserted invalidity of guaranty or security documents; and change of control (subject to margin regulations) of the Borrower (TA Associates or Ramie A. Tritt, M.D. shall cease to own at least 50% of their equity interest in the Borrower as of the closing date, or any person or group of persons acting in concert (other than the existing shareholders at closing) obtains 25% or more of the voting equity of the Borrower).

ASSIGNMENTS AND
PARTICIPATIONS:     Customary participation rights will be provided, subject to voting restrictions on significant matters. Assignments by Lenders to banks and other financial institutions meeting certain size thresholds will be permitted with the approval
                    (not to be unreasonably withheld) of the Agent and the Borrower, subject to minimum amounts to be agreed upon and payment of a $3,000 assignment fee to the Agent.

REQUIRED LENDERS:   66-2/3%.

EXPENSES AND
INDEMNIFICATION:    As set forth in the Commitment Letter, TA Associates or the
                    Borrower, as appropriate, will pay (a) all reasonable out-of-pocket costs and expenses of the Agent and the Arranger (including the reasonable fees and disbursements of counsel) in connection with the preparation, execution, delivery and administration of the definitive documentation for the Revolver and any amendment or waiver with respect thereto and the syndication of the Revolver, and (b) all reasonable out-of-pocket costs and expenses of the Agent and the Lenders (including the reasonable fees and disbursements of counsel) in connection with the enforcement of the Revolver.



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FIRST UNION CAPITAL MARKETS CORP.                                        PAGE 7
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PHYSICIANS' SPECIALTY CORP.                                         CONFIDENTIAL
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                     The Borrower will indemnify the Arranger, the Agent and
                     the Lenders and hold them harmless against all claims, losses, liabilities and expenses (including reasonable fees and disbursements of counsel) arising from or relating to the proposed financing contemplated hereby and the other transactions connected therewith, except to the extent of such indemnified party's gross negligence or willful misconduct.

GOVERNING LAW:       North Carolina.

AGENT'S COUNSEL:     Robinson, Bradshaw & Hinson, P.A.

MISCELLANEOUS:       Customary provisions regarding amendments and waivers,
                     consent to forum and service of process and other miscellaneous matters. All parties will agree to mandatory arbitration of disputes.




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FIRST UNION CAPITAL MARKETS CORP.                                         PAGE 8
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PHYSICIANS' SPECIALTY CORP.                                       CONFIDENTIAL
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                                   EXHIBIT A

                                  PRICING GRID

     The applicable LIBOR Margin, Base Rate Margin and commitment fee percentage will be determined according to the following grid by reference to the Leverage Ratio, with each change in the applicable LIBOR Margin, Base Rate Margin and commitment fee percentage to be effective 10 days after delivery to the Agent of quarterly or annual financial statements and a compliance certificate showing the Leverage Ratio as of the last day of the fiscal quarter most recently ended.

                                                            Applicable           Applicable Base          Applicable
Tier                     Leverage Ratio                    LIBOR Margin            Rate Margin          Commitment Fee
----                     --------------                    ------------          ---------------        --------------
I              Greater than or equal to 4.00 to 1.0           3.500%                  2.250%                0.500%

II             Less than 4.00 to 1.0 but greater              3.250%                  2.000%                0.500%
                 than or equal to 3.50 to 1.0


III            Less than 3.50 to 1.0 but greater              3.000%                  1.750%                0.500%
                 than or equal to 3.00 to 1.0

IV             Less than 3.00 to 1.0 but greater              2.750%                  1.500%                0.500%
                 than or equal to 2.50 to 1.0

V              Less than 2.50 to 1.0 but greater              2.500%                  1.250%                0.500%
                 than or equal to 2.00 to 1.0

VI                    Less than 2.00 to 1.0                   2.250%                  1.000%                0.500%



     Notwithstanding the foregoing, the initial applicable LIBOR Margin, Base Rate Margin and commitment fee percentage (from the date of closing until 10 days after the first delivery of financial statements and a compliance certificate) will be set at a Tier to be determined.






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FIRST UNION CAPITAL MARKETS CORP.                                      PAGE 9